Exhibit 99.1

For immediate release October 31, 2007	Eric R. Graef Preformed Line Products (440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES FINANCIAL RESULTS FOR THE
THIRD QUARTER AND FIRST NINE MONTHS OF 2007
•	Net income increased 41% for the third quarter and 31% for the first nine months

•	Net sales increased 17% for the quarter and 13% for the first nine months, including the impact of acquisitions

•	Earnings per diluted share increased 49% for the quarter and 39% for the first nine months
Mayfield Village, Ohio, October 31, 2007 — Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the third quarter and the first nine months of 2007.
Net income for the quarter ended September 30, 2007 was $5,664,000, or $1.04 per diluted share, compared to $4,009,000, or $.70 per diluted share, for the comparable period in 2006. Net sales in the third quarter 2007 were $66,099,000, a 17% increase from last year’s $56,439,000.
Net income for the nine months ended September 30, 2007 was $13,198,000, or $2.44 per diluted share, compared to the prior year’s $10,059,000, or $1.75 per diluted share. Net sales increased 13% over 2006, to $186,383,000 for the first nine months of 2007 compared to $165,172,000 in 2006.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “The favorable currency impact on sales was $2.8 million for the quarter and $5.9 million for the nine months while the impact on net income was less than $300,000 for both the quarter and year. Acquisitions included in the current year results accounted for increases in sales of $3.8 million for the quarter and $5.3 million year-to-date. The acquisitions improved net income $366,000 for the quarter and $200,000 for the year. Our record third quarter earnings per share of $1.04 represented another achievement for the Company reflecting improvements in efficiency and the positive impact of our ongoing cost containment efforts.”

PAGE 2 / PLP ANNOUNCES THIRD QUARTER RESULTS
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates four domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on March 15, 2007. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED INCOME
(UNAUDITED)

In thousands, except per share data	Three month periods ended		Nine month periods ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$66,099	$56,439	$186,383	$165,172
Cost of products sold	43,316	37,677	123,631	111,493

GROSS PROFIT	22,783	18,762	62,752	53,679

Costs and expenses
Selling	6,208	5,475	18,789	16,872
General and administrative	6,736	5,680	19,101	17,347
Research and engineering	2,026	1,928	6,029	5,807
Other operating expenses (income) — net	(169)	136	121	318

	14,801	13,219	44,040	40,344

Royalty income — net	345	287	1,487	1,004

OPERATING INCOME	8,327	5,830	20,199	14,339

Other income (expense)
Interest income	279	389	853	1,144
Interest expense	(140)	(164)	(437)	(399)
Other expense — net	(9)	(19)	(22)	(53)

	130	206	394	692

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	8,457	6,036	20,593	15,031

Income taxes	2,769	2,027	7,371	4,972

INCOME BEFORE MINORITY INTEREST	5,688	4,009	13,222	10,059

Minority interest	24	—	24	—

NET INCOME	$5,664	$4,009	$13,198	$10,059

Net income per share — basic	$1.05	$0.71	$2.46	$1.77

Net income per share — diluted	$1.04	$0.70	$2.44	$1.75

Cash dividends declared per share	$0.20	$0.20	$0.60	$0.60

Weighted average number of shares outstanding — basic	5,379	5,638	5,369	5,696

Weighted average number of shares outstanding — diluted	5,437	5,688	5,418	5,746

In 2007 we adopted FASB Staff Position No. AUG AIR — 1 retrospectively. Consequently for the three month period and nine month period ended September 30, 2006 net income increased by $10 and $31, respectively.

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
Thousands of dollars, except share data	2007	2006

ASSETS
Cash and cash equivalents	$20,574	$29,949
Accounts receivable, less allowances of $1,853 ($1,209 in 2006)	43,768	30,029
Inventories — net	53,435	40,415
Prepaids and other	8,562	5,032

TOTAL CURRENT ASSETS	126,339	105,425

Property and equipment — net	60,451	52,810
Deferred income taxes	3,795	5,145
Goodwill — net	6,128	2,166
Patents and other intangibles — net	2,716	2,546
Other assets	2,837	2,760

TOTAL ASSETS	$202,266	$170,852

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable to banks	$4,322	$3,738
Current portion of long-term debt	1,434	2,157
Trade accounts payable	17,073	11,606
Accrued compensation and amounts withheld from employees	7,992	5,556
Accrued expenses and other liabilities	12,672	10,022

TOTAL CURRENT LIABILITIES	43,493	33,079

Long-term debt, less current portion	3,523	2,204
Other non-current liabilities and deferred income taxes	7,953	4,421
Minority interest	961	—

SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized, 5,378,456 and 5,360,259 outstanding, net of 373,333 and 365,311 treasury shares at par, respectively	10,757	10,721
Paid in capital	2,429	1,562
Retained earnings	140,716	131,949
Accumulated other comprehensive loss	(7,566)	(13,084)

TOTAL SHAREHOLDERS’ EQUITY	146,336	131,148

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$202,266	$170,852

In 2007 we adopted FASB Staff Position No. AUG AIR — 1 retrospectively. Consequently at December 31, 2006 retained earnings increased by $215, accrued expenses decreased by $326 and deferred income taxes decreased $111.